EXHIBIT 10.2

LIMITED PARTNERSHIP

AGREEMENT

OF

2011 BAYOU CITY YEAR END DRILLING PROGRAM, L.P.

2. Capitalization	6
2.1 Capital Contributions of the Managing General Partner and Initial Limited Partner	6
2.2 Capital Contributions of the Partners	7
2.3 Additional Capital Contributions	7
2.4 No Interest on Capital Contributions, No Withdrawals	7

3. Capital Accounts and Allocations	7
3.1 Capital Accounts	7
3.2 Allocation of Profits and Losses and Costs and Expenses	9
3.3 Depletion	11
3.4 Apportionment Among Partners	11

4. Distributions	11
4.1 Time of Distribution	11
4.2 Distributions	11
4.3 Capital Account Deficits	12

5. Activities	12
5.1 Management	12
5.2 Conduct of Operations	12
5.3 Acquisition and Sale of Leases	13
5.4 Title to Leases	13
5.5 Release, Abandonment, and Sale or Exchange of Properties	13
5.6 Certain Transactions With Managing General Partner or Affiliates	13

6. Managing General Partner	13
6.1 Managing General Partner	13
6.2 Authority of Managing General Partner	14
6.3 Certain Restrictions on Managing General Partner's Power and Authority	15
6.4 Indemnification of Managing General Partner	16
6.5 Withdrawal	16
6.6 Tax Matters Partner	16

A-ii

Section	Page

7. Partners	16
7.1 Management	16
7.2 Assignment of Units	16
7.3 Prohibited Transfers	18
7.4 Withdrawal by Partners	18
7.5 Calling of Meetings	18
7.6 Voting Rights	18
7.7 Voting by Proxy	18
7.8 Conversion of Additional General Partner Units to Limited Partner Interests	18
7.9 Liability of Partners	19

8. Books and Records	19
8.1 Books and Records	19
8.2 Reports	20
8.3 Bank Accounts	20
8.4 Federal Income Tax Elections	20

9. Dissolution; Winding-Up	20
9.1 Dissolution	20
9.2 Liquidation	21
9.3 Winding-Up	21

10. Power of Attorney	22
10.1 Managing General Partner as Attorney-in-Fact	22
10.2 Nature as Special Power	22

11. Miscellaneous Provisions	23
11.1 Liability of Parties	23
11.2 Notices	23
11.3 Paragraph Headings, Section References	23
11.4 Severability	23
11.5 Sole Agreement	23
11.6 Applicable Law	23
11.7 Execution in Counterparts	23
11.8 Waiver of Action for Partition	23
11.9 Amendments	23
11.10 Substitution of Signature Pages	24
11.11 Incorporation by Reference	24

A-iii

LIMITED PARTNERSHIP AGREEMENT
OF
2011 BAYOU CITY YEAR END DRILLING PROGRAM, L.P.

This Limited Partnership Agreement (“Agreement”) is entered into and effective as of the 5th day of October, 2011, by and between (i) Bayou City Exploration, Inc., a Nevada corporation, as the Managing General Partner and (ii) the Persons whose names are set forth on Exhibit A attached hereto, as Additional General Partners or as Limited Partners.

Recitals:

A.   The Managing General Partner and the Initial Limited Partner formed a Kentucky limited partnership named 2011 Bayou City Year End Drilling Program, L.P. (“Partnership”) pursuant to the provisions of the Kentucky Revised Uniform Limited Partnership Act.

B.   On the date hereof, the Additional General Partners and Limited Partners have been admitted to the Partnership.

C.   The parties desire to enter into this Agreement to set forth their mutual understandings.

Agreement:

Now, Therefore, the parties hereby agree as follows:

1.   The Partnership.

1.1   Definitions.  Capitalized words and phrases used in this Agreement shall have the following meanings:

(a)   “Act” shall mean the Kentucky Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

(b)     “Additional General Partner” shall mean a Partner who purchases Units as an additional general partner, and such Additional General Partner’s transferees and assigns who are admitted as a Substitute Partner.  The term “Additional General Partners” shall not include such Partner who converts such Partner’s interest in the Partnership into a Limited Partner interest pursuant to Section 7.8.

(c)     “Affiliate” of a specified Person shall mean (a) any Person directly or indirectly owing, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such specified Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such specified Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; (d) any officer, director, trustee or partner of such specified Person, and (e) if such specified Person is an officer, director, trustee or partner, any Person for which such Person acts in any such capacity.

(d)   “Agreement” shall mean this Limited Partnership Agreement, as amended from time to time.

(e)   “Capital Account” shall mean, with respect to any Partner, the capital account maintained for such Partner pursuant to Section 3.1.

(f)     “Capital Contribution” shall mean the total contributions made by a Partner to the capital of the Partnership pursuant to Section 2.

(g)     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(h)   “Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing General Partner.

(i)   “Distributable Cash” shall mean for any period the excess, if any, of (A) the sum of (i) all gross receipts from any sources (including loan proceeds) for such period, other than from Capital Contributions, plus (ii) any funds released by the Managing General Partner from previously established reserves (referred to in (B)(ii) below), over (B) the sum of (i) all cash expenditures of the Partnership for such period not funded by Capital Contributions or paid out of previously established reserves (referred to in (B)(ii) below), plus (ii) a reasonable reserve for future expenditures as determined by the Managing General Partner.

(j)   “General Partners” shall mean the Additional General Partners and the Managing General Partner.

(k)   “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(1)   The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(2)   The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership of property in consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3)   The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

(4)   The Gross Asset Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m) and Section 3.2(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this Section 1.1(k)(4) to the extent the Managing General Partner determines that an adjustment pursuant to Section 1.1(k)(2) is necessary or appropriate in connection with a  transaction that would otherwise result in an adjustment pursuant to this Section 1.1(k)(4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Sections 1.1(k)(1), 1.1(k)(2), or 1.1(k)(4), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(l)   “Initial Limited Partner” shall mean Stephen C. Larkin or any successor to the Initial Limited Partner’s interest in the Partnership.

(m)   “Lease” shall mean full or partial interests in:  (i) undeveloped oil and gas leases; (ii) oil and gas mineral rights; (iii) licenses; (iv) concessions; (v) contracts; (vi) fee rights; or (vii) other rights authorizing the owner thereof to drill for, reduce to possession, and produce oil and gas.

(n)   “Limited Partner” shall mean a Partner who purchases Units as a Limited Partner, such Limited Partner’s transferee or assignee who is admitted as a Substitute Partner, and an Additional General Partner who converts their interest to a Limited Partner interest pursuant to the provisions of this Agreement.

(o)   [Intentionally omitted]

(p)   “Managing General Partner” shall mean Bayou City Exploration, Inc. or its successor, in its capacity as the Managing General Partner.

(q)   “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. Sections 1.704-2(b)(3) and 1.752-1(a)(2).

(r)   “Oil and Gas Interest” shall mean any oil or gas royalty or lease, or fractional interest therein, or certificate of interest or participation or investment contract relative to such royalties, leases, or fractional interests, or any other interest or right which permits the exploration of, drilling for, or production of oil and gas or other related hydrocarbons or the receipt of such production or the proceeds thereof.

(s)   “Operating Costs” shall mean expenditures made and costs incurred in producing and marketing oil or gas from the completed well, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges, and other costs incident to or therefrom, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

(t)   “Organization and Offering Fee” shall mean the fee to which the Managing General Partner is entitled pursuant to Section 6.7.

(u)   “Participant List” shall mean an alphabetical list of the names, addresses and business telephone numbers of the Partners, along with the number of Units held by each of them.

(v)   “Partner Minimum Gain” shall mean partner nonrecourse debt minimum gain within the meaning of Treas. Reg. Section 1.704-2(i)(3).

(w)   “Partner Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. Section 1.704-2(b)(4).

(x)   “Partner Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. Section 1.704-2(i)(2).

(y)   “Partners” shall mean the Managing General Partner, the Initial Limited Partner, and the Partners.

(z)   “Partner” shall mean any Person other than the Managing General Partner and Initial Limited Partner (i) whose name is set forth on Exhibit A attached hereto as an Additional General Partner or as a Limited Partner, or who has been admitted as an additional or Substitute Partner pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Units.

(aa)   “Partnership” shall mean the 2011 Bayou City Year End Drilling Program, L.P. formed by the Partners pursuant to the Act and governed by this Agreement.

(bb)   “Partnership Minimum Gain” shall have the meaning set forth in Treas. Reg. Section 1.704-2(b)(2).

(cc)   “Partnership Property” shall mean up 6.25% Working Interest, which is approximately 4.6875% of the Net Revenue Interest in one well to be drilled on the Loma Blanca Prospect (the “Loma Blanca Prospect Well”).  The Loma Blanca Prospect will consist of oil and gas leases in Brooks County, Texas and will be drilled to a depth sufficient to test the Vicksburg Loma Blanca formation.  In addition to the drilling program described above, the 2011 Bayou City Year End Drilling Program includes a $660,000 investment in the BYCX Opportunity Fund I, LLC.  The “Opportunity Fund” will remain open through June 30, 2012 and will be offered through participation in each drilling program.  As each drilling program is sold out and completed, our partners benefit from the growth of the Fund in asset numbers and total value.  The net effect is that partners will progress from owning a large percentage of a small number of assets to owning a small percentage of a large number of assets.  Each addition to the Fund spreads the risk over a larger asset base throughout the Fund subscription period.  The primary objective of the Opportunity Fund is to mitigate the risk associated with oil and gas investment.  The Fund is a joint venture with Home Servicing, LLC of Baton Rouge, Louisiana and seeks to provide our partners with aggressive returns via investment in mortgage notes and land contracts purchased at significant discounts to existing balances.  Greater details regarding this concept and the parties involved can be found herein.

(dd)    “Partnership Well” shall mean the Partnership well site on the Partnership Property which consists of oil and gas leases in Brooks County, Texas.

(ee)   “Permitted Transfer” shall mean any transfer of Units satisfying the provisions of Section 7.2.

(ff)   “Person” shall mean any individual, partnership, corporation, limited liability company, trust, or other entity.

(gg)   “Placement Memorandum” shall mean that Private Placement Memorandum pursuant to which the Units are being offered and sold.

(hh)   “Profits” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1)   Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.1(hh) shall be added to such taxable income or loss;

(2)   Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.1(hh) shall be subtracted from such taxable income or loss;

(3)   In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Sections 1.1(k)(2) or 1.1(k)(4), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purpose of computing Profits or Losses;

(4)   Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(5)   In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.1(h); and

(6)   Notwithstanding any other provisions of this Section 1.1(hh), any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

(ii)   “Prospect” shall mean a contiguous Oil and Gas Interest, upon which drilling operations may be conducted.  In general, a Prospect is an area in which the Partnership owns or intends to own one or more Oil and Gas Interests which is geographically defined on the basis of geological and geophysical data by the Managing General Partner and which is reasonably anticipated by the Managing General Partner to contain at least one reservoir.  An area covering lands which are believed by the Managing General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more horizons.  The area, which may be different for different horizons, shall be designated by the Managing General Partner in writing prior to the conduct of operations and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein.  A “prospect” with respect to a particular horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the Partnership is to a horizon containing proved reserves.

(jj)   “Subscription Agreement” shall mean the agreement attached to the Placement Memorandum as Exhibit E, pursuant to which an investor subscribes to Units in the Partnership.

(kk)   “Substitute Partner” shall mean any Person admitted to the Partnership as a Partner pursuant to Section 7.2(c).

(ll)   “TMP” shall mean the tax matters partner of the Partnership for purposes of Code Sections 6621 through 6233.

(mm)   “Unit” shall mean an interest of a Partner in the Partnership, each Unit representing a commitment to make a Capital Contribution of up to $102,000 to the Partnership.

(nn)   “Working Interest” shall mean an interest in an oil and gas leasehold which is subject to some portion of the costs of development, operation, or maintenance.

1.2    Organization.  The Managing General Partner and the Initial Limited Partner formed the Partnership pursuant to the provisions of the Act.  The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

1.3    Partnership Name.  The name of the Partnership shall be the “2011 Bayou City Year End Drilling Program, L.P.” and all business of the Partnership shall be conducted in such name.  The Managing General Partner may change the name of the Partnership upon ten days notice to the Partners.

1.4    Character of Business.  The principal business of the Partnership shall be to acquire leases, drill sites, and other interests in oil and/or gas properties and to drill for oil, gas, hydrocarbons, and other minerals located in, on, or under such properties, to produce and sell oil, gas, hydrocarbons, and other minerals from such properties, and to invest and generally engage in any and all phases of the oil and gas business.  Such business purpose shall include, without limitation, the purchase, sale, acquisition, disposition, exploration, development, operation, and production of oil and gas properties of any character.  Without limiting the foregoing, Partnership activities may be undertaken as principal, agent, general partner, syndicate member, partner, participant, or otherwise.  The Opportunity Fund has been established to purchase performing loans at significant discounts.  The fund is intended to generate cash flow from the loans held and to reinvest that cash flow for compounding returns.

1.5    Principal Place of Business.  The principal place of business of the Partnership shall be at 632 Adams Street, Suite 710, Bowling Green, Kentucky  42101.  The Managing General Partner may change the principal place of business of the Partnership to any other place within the Commonwealth of Kentucky upon ten days notice to the Partners.

1.6    Term of Partnership.  The Partnership commenced upon the filing of its Certificate of Limited Partnership, and shall continue until terminated as provided in Section 9.1.

1.7    Filings.

(a)   A Certificate of Limited Partnership has been filed with the State of Kentucky in accordance with the provisions of the Act.  The Managing General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Kentucky.  The Managing General Partner shall cause amendments to the Certificate of Limited Partnership to be filed whenever required by the Act.

(b)   The Managing General Partner shall execute and cause to be filed all such documents and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership qualified to do business in any other states or jurisdictions in which the Partnership engages in business.

(c)   Upon the dissolution of the Partnership, the Managing General Partner shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and all such other documents as may be necessary for the Partnership to withdraw from any other states or jurisdictions in which the Partnership has qualified to do business.

1.8   Independent Activities.  Each General Partner and each Limited Partner may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner.  Except as otherwise provided herein, however, the Managing General Partner and its Affiliates may pursue business opportunities that are consistent with the Partnership’s investment objectives for their own account only after they have determined that such opportunity either cannot be pursued by the Partnership because of insufficient funds or because it is not appropriate for the Partnership under the existing circumstances.  Neither this Agreement, nor any activity undertaken pursuant hereto, shall prevent the Managing General Partner from engaging in such activities, or require the Managing General Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by the Managing General Partner and the admission of each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.  Notwithstanding the foregoing, the Managing General Partner still has a fiduciary obligation to the Partners.

2.   Capitalization.

2.1   Capital Contributions of the Managing General Partner and Initial Limited Partner.

(a)   The Managing General Partner shall make a Capital Contribution in cash to the Partnership of an amount equal to 10% of the aggregate Capital Contributions of the Partners. In consideration of making such Capital Contribution, becoming the Managing General Partner, subjecting its assets to the liabilities of the Partnership, and undertaking other obligations as herein set forth, the Managing General Partner shall receive the interest in the Partnership provided herein.

(b)   On or before the date hereof, the Initial Limited Partner shall contribute $100 in cash to the capital of the Partnership.  Upon the earlier to occur of (i) the conversion of an Additional General Partner’s interest into a Limited Partner interest, or (ii) the admission of another Limited Partner to the Partnership, the Partnership shall redeem in full, without interest or deduction, the Initial Limited Partner’s Capital Contribution, and the Initial Limited Partner shall cease to be a Partner.

2.2   Capital Contributions of the Partners.

(a)   The interests of the Partners (other than the Managing General Partner) have been divided into 20 units (“Units”) for which each such Partner shall commit to contribute One Hundred Two Thousand Dollars ($102,000) per full Unit.  Upon execution of this Agreement, each initial Partner (whose names and addresses and number of Units for which the Partner has subscribed are set forth in Exhibit A) shall contribute to the capital of the Partnership the sum of $90,000 for each full Unit purchased. In the event that the Managing General Partner determines, in its sole discretion, that completion of the Prospect Well (as defined in the Placement Memorandum) is advisable, each initial Partner shall contribute to the capital of the Partnership the additional sum of $12,000 for the Loma Blanca Prospect Well for each full Unit purchased.  Payment of any such additional Capital Contribution shall be due within seven days of the mailing of the notice by the Managing General Partner.  If any Partner shall fail to pay the additional Capital Contribution required to be made by such Partner within seven days after the date due, such Partner shall be in default, and, in addition to all rights and remedies available to the Partnership at law, in equity or otherwise, the Managing General Partner shall have the right to set off against any distributions otherwise due to such Partner an amount equal to 300% of the amount which the Partner failed to contribute.

(b)   Except as provided in Section 4.3, any proceeds of the offering of Units for sale pursuant to the Placement Memorandum not used, committed for use, or reserved as operating capital in the Partnership’s operations within one year after the closing of such offering shall be distributed pro rata to the Partners as a return of capital.

(c)   Until proceeds from the offering of Units are invested in the Partnership’s operations, such proceeds may be temporarily invested in income producing short-term, highly liquid investments where there is appropriate safety of principal, such as U.S. Treasury obligations, certificate of deposits or money market accounts.  Any such income shall be allocated pro rata to the Partners providing such Capital Contributions.

2.3   Additional Capital Contributions.  After all Capital Contributions made pursuant to Sections 2.1 and 2.2 have been expended, if the Managing General Partner determines that additional capital is required for the Partnership’s business, the Managing General Partner shall give notice thereof to each of the Partners, and each of the Partners shall be obligated to make an additional Capital Contribution pro rata in accordance with the Capital Contributions previously made by each of them.  Payment of any such additional Capital Contribution shall be due within seven days of the mailing of the notice by the Managing General Partner.  If any Partner shall fail to pay an additional Capital Contribution required to be made by such Partner or that portion of the amount required to be contributed by the Partners pursuant to Sections 2.1 and 2.2 within seven days after the date due, such Partner shall be in default, and, in addition to all rights and remedies available to the Partnership at law, in equity or otherwise, the Managing General Partner shall have the right to set off against any distributions otherwise due to such Partner an amount equal to 300% of the amount which the Partner failed to contribute.

2.4   No Interest on Capital Contributions, No Withdrawals.  No interest shall be paid on any Capital Contributions and, except as otherwise provided herein, no Partner, other than the Initial Limited Partner as authorized herein, may withdraw the Partner’s Capital Contribution.

3.   Capital Accounts and Allocations.

3.1   Capital Accounts.

(a)   A separate Capital Account shall be established and maintained for each Partner on the books and records of the Partnership.  A Partner shall have a single Capital Account even though the Partner may be both a General Partner and a Limited Partner.  Capital Accounts shall be maintained in accordance with Treas. Reg. Section 1.704-1(b) and any inconsistency between the provisions of this Section 3.1 and such regulation shall be resolved in favor of such regulation.  In the event the Managing General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such regulation, the Managing General Partner may make such modification provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 9.3 upon the dissolution of the Partnership.  The Managing General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. Section 1.704-1(b).

(b)   Each Partner’s Capital Account shall be credited with (i) the amount of money contributed by such Partner to the Partnership; (ii) the amount of any Partnership liabilities that are assumed by such Partner (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(c)); (iii) the Gross Asset Value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752); and (iv) allocations to such Partner of Profits (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g) (relating to adjustments to reflect book value).

(c)   Each Partner’s Capital Account shall be debited with (i) the amount of money distributed to such Partner by the Partnership; (ii) the amount of such Partner’s individual liabilities that are assumed by the Partnership (other than liabilities described in Treas. Reg. Section 1.704-1(b)(2)(iv)(b)(2) that are assumed by the Partnership); (iii) the Gross Asset Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752); (iv) allocations to such Partner of expenditures of the Partnership not deductible in computing Partnership taxable income and not properly chargeable to capital account (as described in Code Section 705(a)(2)(B)), and (v) allocations to such Partner of Losses (or item thereof), including Losses and deductions described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g) (relating to adjustments to reflect book value), but excluding items described in (iv) above and excluding Losses or deductions described in Treas. Reg. Section 1.704-1(b)(4)(iii) (relating to excess percentage depletion).

(d)   Solely for purposes of maintaining the Capital Accounts:

(1)   Each year the Partnership shall compute (in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(k)) a simulated depletion allowance for each Oil and Gas Interest using that method, as between the cost depletion method and the percentage depletion method (without regard to the limitations of Code Section 613A(c)(3) which theoretically could apply to any Partner), which results in the greatest simulated depletion allowance.  The simulated depletion allowance with respect to each Oil and Gas Interest shall reduce the Partners’ Capital Accounts in the same proportion as the Partners were allocated adjusted basis with respect to such Oil and Gas Interest under Section 3.3(a).  In no event shall the Partnership’s aggregate simulated depletion allowance with respect to an Oil and Gas Interest exceed the Partnership’s adjusted basis in the Oil and Gas Interest (maintained solely for Capital Account purposes).

(2)   Upon the taxable disposition of an Oil and Gas Interest by the Partnership, the Partnership shall determine the simulated (hypothetical) gain or loss with respect to such Oil and Gas Interest (solely for Capital Account purposes) by subtracting the Partnership’s simulated adjusted basis for the Oil and Gas Interest sold (maintained solely for Capital Account purposes) from the amount realized by the Partnership upon such disposition. Simulated adjusted basis shall be determined by reducing the adjusted basis by the aggregate simulated depletion charged to the Capital Accounts of all Partners in accordance with Section 3.1(d)(1).  The Capital Accounts of the Partners shall be adjusted upward by the amount of any simulated gain on such disposition in proportion to such Partners’ allocable share of the portion of total amount realized from the disposition of such Oil and Gas Interest that exceeds the Partnership’s simulated adjusted basis in such Oil and Gas Interest.  The Capital Accounts of the Partners shall be adjusted downward by the amount of any simulated loss in proportion to such Partners’ allocable shares of the total amount realized from the disposition of such Oil and Gas Interest that represents recovery of the Partnership’s simulated adjusted basis in such Oil and Gas Interest.

(e)   Except as otherwise provided in this Agreement, neither a Partner nor the Initial Limited Partner shall be obligated to the Partnership or to any other Partner to restore any negative balance in their Capital Accounts. Upon liquidation of the Partnership, or the liquidation of the interest of the Managing General Partner (in each case determined as provided in Treas. Reg. Section 1.704-1(b)(2)(ii)(g), if the Managing General Partner has a deficit balance in its Capital Account after crediting all Profit upon the sale of the Partnership’s assets which have been sold, and after making all allocations provided for herein, then the Managing General Partner shall be obligated to contribute to the Partnership, on or before the later to occur of (i) the close of the Partnership’s taxable year, or (ii) 90 days following such liquidation, an amount equal to such deficit balance for distribution in accordance with the terms of this Agreement.

3.2   Allocation of Profits and Losses and Costs and Expenses.

 (a)   Except as provided in this Section 3.2 or in Section 3.3, the following shall apply:

(1)   Profits and Losses of the Partnership (computed without regard to the items referred to in Sections 3.2(a)(2) and 3.2(a)(3)) shall be allocated 90% to the Partners and 10% to the Managing General Partner.

(2)   Costs and expenses shall be allocated as follows:

(i)   Organizational, syndication, and intangible drilling and development costs and expenses shall be allocated 90% to the Partners and 10% to the Managing General Partner;

(ii)   Tangible drilling and development costs and expenses shall be allocated 90% to the Partners and 10% to the Managing General Partner; and

(iii)   Operating Costs shall be allocated 90% to the Partners and 10% to the Managing General Partner.

(3)   All items of revenue or income attributable to the Partnership shall be allocated 90% to the Partners and 10% to the Managing General Partner.

(b)   Notwithstanding anything to the contrary in Section 3.3.2(a), no Partner shall be allocated any item to the extent that such allocation would create or increase a deficit in such Partner’s Capital Account.  For purposes of this Section 3.2(b), in determining whether an allocation would create or increase a deficit in an Partner’s Capital Account, such Capital Account shall be reduced for those items described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) and shall be increased by any amounts which such Partner is obligated to restore in accordance with Treas. Reg. Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5).  Any item, the allocation of which to any Partner is prohibited by this Section 3.2(b), shall be reallocated to those Partners not having a deficit in their Capital Accounts (as adjusted as provided in this Section 3.2(b)) in the proportion that the positive balance of each such Partner’s adjusted Capital Account bears to the aggregate balance of all such Partners’ adjusted Capital Accounts, with any remaining losses or deductions being allocated to the Managing General Partner.  Notwithstanding the provisions of Section 3.2(a), to the extent items are allocated to the Partners by virtue of the preceding provisions of this Section 3.2(b), the Profits thereafter recognized shall be allocated to such Partners (in proportion to the items previously allocated to them pursuant to this Section 3.2(b)) until such time as the Profits allocated to them pursuant to this sentence equals the items allocated to them pursuant to the preceding provisions of this Section 3.2(b).

(c)   In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate (to the extent required by the regulations) the deficit balance in such Partner’s Capital Account (as adjusted in accordance with the provisions of Section 3.2(b)) as quickly as possible; provided, however, that an allocation pursuant to this Section 3.2(c) shall be made if and only to the extent that such Partner would have a deficit Capital Account (as adjusted in Section 3.2(b)) after all other allocations provided for in Section 3 have been tentatively made as if this Section 3.2(c) were not in this Agreement.  It is the intention of the Partners that the provisions of this Section 3.2(c) constitute a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d), and such provisions shall be so construed.

(d)   Notwithstanding any other provision of this Section 3.2, if there is a net decrease in Partnership Minimum Gain during any taxable year, all Partners shall be allocated items of Partnership income and gain for that year equal to that Partner’s share (within the meaning of Treas. Reg. Section 1.704-2(g)(2)) of the net decrease in Partnership Minimum Gain.  Notwithstanding the preceding sentence, no such chargeback shall be made to the extent one or more of the exceptions and/or waivers provided for in Treas. Reg. Section 1.704-2(f) applies.  This Section 3.2(d) is intended to comply with the minimum gain chargeback requirement of Treas. Reg. Section 1.704-2(f) and shall be interpreted consistently therewith.

(e)   Notwithstanding any other provision of this Section 3.2, other than Section 3.2(d), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Partnership fiscal year, rules similar to those contained in Section 3.2(d) shall apply in a manner consistent with Treas. Reg. Section 1.704-2(i)(4).  This Section 3.2(e) is intended to comply with the minimum gain chargeback requirement of Treas. Reg. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)   Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(i)(1).

(g)   To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such regulation.

(h)   Notwithstanding anything in this Section 3.2, if as a result of the regulatory allocations provided for in Sections 3.2(c) through 3.2(f) the Managing General Partner determines that the Capital Accounts of the Partners do not reflect the economic agreement among the parties, the Managing General Partner, in its discretion, may adjust the allocations provided for in Section 3.2(a) so that the Capital Accounts of the Partners will be equal to the amount they would have been equal to had such regulatory allocations not been a part of this Agreement.

(i)   The Partners are aware of the income tax consequences of the allocations made by this Section 3.2 and hereby agree to be bound by the provisions of this Section 3.2 in reporting their shares of Partnership income and loss for income tax purposes.

(j)   For purposes of Code Section 752 and the regulations thereunder, the excess nonrecourse liabilities of the Partnership (within the meaning of Treas. Reg. Section 1.752-3(a)(3)), if any, shall be allocated 90% to the Partners and 10% to the Managing General Partner.

3.3   Depletion.

(a)   The depletion deduction with respect to each Oil and Gas Interest of the Partnership shall be computed separately by each Partner in accordance with Code Section 613A(c)(7)(D) for Federal income tax purposes.  For purposes of such computation, the adjusted basis of each Oil and Gas Interest shall be allocated in accordance with the Partners’ interests in the capital of the Partnership.

(b)   Upon the taxable disposition of an Oil or Gas Interest by the Partnership, the amount realized therefrom shall be allocated among the Partners (for purposes of calculating their individual gain or loss on such disposition for Federal income tax purposes) as follows:

 (1)   The portion of the total amount realized upon the taxable disposition of such property that represents recovery of its simulated adjusted tax basis therein (as calculated pursuant to Section 3.1(d)) shall be allocated to the Partners in the same proportion as the aggregate adjusted basis of such property was allocated to such Partners (or their predecessors in interest) pursuant to Section 3.3(a); and

(2)   The portion of the total amount realized upon the taxable disposition of such property that represents the excess over the simulated adjusted tax basis therein shall be allocated in accordance with the provisions of Section 3.1(d) as if such gain constituted an item of Profit.

3.4   Apportionment Among Partners.

(a)   Except as otherwise provided in this Agreement, all allocations and distributions to the Partners shall be apportioned among them pro rata based upon the number of Units held by each of the Partners.

(b)   For purposes of Section 3.4(a), a Partner’s pro rata share in Units shall be calculated as of the end of the taxable year for which such allocation has been made; provided, however, that if a transferee of a Unit is admitted as a Partner during the course of the taxable year, the apportionment of allocations and distributions between the transferor and transferee of such Unit shall be made in the manner provided in Section 3.4(c).

(c)   If, during any taxable year of the Partnership, there is a change in any Partner’s interest in the Partnership, each Partner’s allocation of any item of income, gain, loss, deduction, or credit of the Partnership for such taxable year shall be determined by taking into account the varying interests of the Partners pursuant to such method as is permitted by Code Section 706(d) and the regulations thereunder.

4.   Distributions.

4.1   Time of Distribution.  The Managing General Partner shall distribute the Partnership’s Distributable Cash at such time as it shall determine, but such distributions shall be made not less frequently than quarterly.

4.2   Distributions.  Except as provided in Section 4.3, all distributions (other than those made in connection with the liquidation of the Partnership, which distributions shall be made in accordance with Section 9.3) shall be made 90% to the Partners (and proportionally among them based upon their ownership of Units) and 10% to the Managing General Partner.  In no event shall funds be advanced or borrowed for purposes of distributions if the amount of such distributions would exceed the Partnership’s accrued and received revenues for the previous four quarters, less paid and accrued operating costs with respect to such revenues.  The determination of such revenues and costs shall be made in accordance with generally accepted accounting principles, consistently applied.

4.3   Capital Account Deficits.  No distributions shall be made to any Partner to the extent such distribution would create or increase a deficit in such Partner’s Capital Account (as adjusted in Section 3.2(b)).  If a distribution is not made to a Partner by reason of the preceding sentence, then the amount which would have been distributed to such Partner shall be distributed to the other Partners in the proportion that the positive Capital Account balance of each Partner bears to the aggregate positive Capital Account balances of all of the Partners.  Any such amount remaining after reduction of all Capital Accounts to zero shall be distributed to the Managing General Partner.

5.   Activities.

5.1    Management.  The Managing General Partner shall conduct, direct, and exercise full and exclusive control over all activities of the Partnership.  Partners shall have no power over the conduct of the affairs of the Partnership or otherwise commit or bind the Partnership in any manner.  The Managing General Partner shall manage the affairs of the Partnership in a prudent and businesslike fashion and shall use its best efforts to carry out the purposes and character of the business of the Partnership.

5.2    Conduct of Operations.

(a)   The Partners agree to participate in the Partnership’s program of operations as established by the Managing General Partner; provided, however, that no well drilled to the point of setting casing need be completed if, in the Managing General Partner’s opinion, such well is unlikely to be productive of oil or gas in quantities sufficient to justify the expenditures required for well completion.  The Partnership may participate with others in the drilling of wells and it may enter into partnerships or other such arrangements.

(b)   The Partnership shall not participate in any joint operations on any co-owned Lease unless there has been acquired or reserved on behalf of the Partnership the right to take in kind or separately dispose of its proportionate share of the oil and gas produced from such Lease, exclusive of production which may be used in development and production operations on the Lease and production unavoidably lost, and, if the Managing General Partner is the operator of such Lease, the Managing General Partner shall enter into written agreements with every other person or entity owning any working or operating interest reserving to such person or entity a similar right to take in-kind so as not to result in the Partnership being treated as a member of an association taxable as a corporation for Federal income tax purposes.

(c)   The relationship of the Partnership and the Managing General Partner (or an Affiliate retaining or acquiring an interest) as co-owners in Leases, except to the extent superseded by an operating agreement consistent with the provisions of Section 5.2(c), and except to the extent inconsistent with this Agreement, shall be governed by the AAPL Form 610 Model Operating Agreement-1989, with a provision reserving the right to take production in-kind, naming the Partnership as a non-operator, and with the accounting procedure to govern as the accounting procedures under such operating agreements.

(d)   The Managing General Partner is not expected to act as the operator of the Partnership Well, and the Managing General Partner may designate such other persons as it deems appropriate to conduct the actual drilling and producing operations of the Partnership.

(e)   The Partnership shall enter into a Turnkey Drilling Contract with the Managing General Partner or its Affiliates as described in the Placement Memorandum.

(f)   The funds of the Partnership shall not be commingled with the funds of any other Person.

(g)   The Managing General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing General Partner’s possession or control, and shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

5.3    Acquisition and Sale of Leases.

(a)   To the extent the Partnership does not acquire a full interest in a Lease from the Managing General Partner or its Affiliate, the remainder of the interest in such Lease may be held by the Managing General Partner or such Affiliate, as applicable, which may retain and exploit it for its own account or sell or otherwise dispose of all or a part of such remaining interest.  Profits from such exploitation and/or disposition shall be for the benefit of the Managing General Partner or its Affiliate to the exclusion of the Partnership.  Any Leases acquired by the Partnership from the Managing General Partner or its Affiliate shall be acquired at the fair market value of such property.

(b)   The Partnership shall acquire only Leases reasonably expected to meet the stated purposes of the Partnership.  No Leases shall be acquired for the purpose of a subsequent sale or farmout unless the acquisition is made after a well has been drilled to a depth sufficient to indicate that such an acquisition would be in the Partnership’s best interest.

5.4    Title to Leases.

(a)   Record title to each Lease acquired by the Partnership may be temporarily held in the name of the Managing General Partner, or in the name of any nominee designated by the Managing General Partner, as agent for the Partnership until a productive well is completed on a Lease.  Thereafter, record title to Leases shall be assigned to and placed in the name of the Partnership.

(b)   The Managing General Partner shall take the necessary steps in its best judgment to render title to the Leases to be assigned to the Partnership acceptable for the purposes of the Partnership.  No operation shall be commenced on any Prospect acquired by the Partnership unless the Managing General Partner is satisfied that the undertaking of such operation would be in the best interest of Partners and the Partnership.  The Managing General Partner shall be free, however, to use its own best judgment in waiving title requirements and shall not be liable to the Partnership or Partners for any mistakes of judgment unless such mistakes were made in a manner not in accordance with general industry standards in the geographic area.  Neither the Managing General Partner nor its Affiliates shall be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to any Lease assigned to the Partnership or the extent of the interest covered thereby.

5.5    Release, Abandonment, and Sale or Exchange of Properties.  Except as provided elsewhere in Section 5 and in Section 6.3, the Managing General Partner shall have full power to dispose of the production and other assets of the Partnership, including the power to determine which Leases shall be released or permitted to terminate, those wells to be abandoned, whether any Lease or well shall be sold or exchanged, and the terms therefor.

5.6    Certain Transactions With Managing General Partner or Affiliates.  Any services, equipment, or supplies which the Managing General Partner or an Affiliate furnishes to the Partnership which is not specifically referred to herein shall be furnished at a competitive rate which could be obtained in the geographical area of operations.  Any such services for which the Managing General Partner or an Affiliate is to receive compensation shall be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid.

6.   Managing General Partner.

6.1    Managing General Partner.  The Managing General Partner shall have the sole and exclusive right and power to manage and control the affairs of and to operate the Partnership, to do all things necessary to carry on the business of the Partnership for the purposes described in Section 1.4 and to conduct the activities of the Partnership as set forth in Section 5.  No financial institution or any other person, firm, or corporation dealing with the Managing General Partner shall be required to ascertain whether the Managing General Partner is acting in accordance with this Agreement, but such financial institution or such other person, firm, or corporation shall be protected in relying solely upon the deed, transfer, or assurance of, and the execution of such instrument or instruments by, the Managing General Partner.  The Managing General Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of the Partnership’s business shall reasonably require and shall not be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein.  The Managing General Partner may engage in business ventures of any nature and description independently or with others and neither the Partnership nor any of the Partners shall have any rights in and to such independent ventures or the income or profits derived therefrom.

6.2    Authority of Managing General Partner.  The Managing General Partner is specifically authorized and empowered, on behalf of the Partnership, and by consent of the Partners herein given, to do any act, execute any document or enter into any contract or any agreement of any nature necessary or desirable, in the opinion of the Managing General Partner, in pursuance of the purposes of the Partnership.  Without limiting the generality of the foregoing, in addition to any and all other powers conferred upon the Managing General Partner pursuant to this Agreement and the Act, and except as otherwise prohibited by law or hereunder, the Managing General Partner shall have the power and authority to:

(a)   Acquire Leases and other Oil and Gas Interests in furtherance of the Partnership’s business;

(b)   Enter into and execute pooling agreements, farm out agreements, operating agreements, unitization agreements, dry and bottom hole and acreage contribution letters, construction contracts, and any and all documents or instruments customarily employed in the oil and gas industry in connection with the acquisition, sale, exploration, development, or operation of Oil and Gas Interests, and all other instruments deemed by the Managing General Partner to be necessary or appropriate to the proper operation of Oil or Gas Interests or to effectively and properly perform its duties or exercise its powers hereunder;

(c)   Make expenditures and incur any obligations it deems necessary to implement the purposes of the Partnership, employ and retain such personnel as it deems desirable for the conduct of the Partnership’s activities, including employees, consultants, and attorneys and exercise on behalf of the Partnership, in such manner as the Managing General Partner, in its sole judgment, deems best, all rights, elections, and obligations granted to or imposed upon the Partnership;

(d)   Manage, operate, and develop any Partnership property, and enter into operating agreements and other agreements with respect to properties acquired by the Partnership, including an operating agreement and turnkey drilling contract with the Managing General Partner as described in the Placement Memorandum, which agreements may contain such terms, provisions, and conditions as are usual and customary within the industry and as the Managing General Partner shall approve;

(e)   Compromise, sue, or defend any and all claims in favor of or against the Partnership;

(f)   Subject to the provisions of Section 8.4, make or revoke any election permitted the Partnership by any taxing authority;

(g)   Perform any and all acts it deems necessary or appropriate for the protection and preservation of Partnership assets;

(h)   Maintain, at the expense of the Partnership, such insurance coverage for public liability, fire and casualty, and any and all other insurance necessary or appropriate to the business of the Partnership in such amounts and of such types as it shall determine from time to time;

(i)   Buy, sell, or lease property or assets on behalf of the Partnership;

(j)   Enter into agreements to hire services of any kind or nature;

(k)   Assign interests in properties to the Partnership;

(l)   Enter into soliciting dealer agreements and perform all of the Partnership’s obligations thereunder, to issue and sell Units pursuant to the terms and conditions of this Agreement, the Subscription Agreements, and the Placement Memorandum, to accept and execute on behalf of the Partnership Subscription Agreements, and to admit Partners and Substitute Partners; and

(m)   Perform any and all acts, and execute any and all documents, it deems necessary or appropriate to carry out the purposes of the Partnership.

6.3    Certain Restrictions on Managing General Partner’s Power and Authority.  Notwithstanding any other provisions of this Agreement to the contrary, neither the Managing General Partner nor any of its Affiliates shall have the power or authority to, and shall not, do, perform, or authorize any of the following:

(a)   Without having first received the prior consent of the holders of a majority of the then outstanding Units entitled to vote,

(1)   sell all, or substantially all, of the assets of the Partnership (except upon liquidation of the Partnership pursuant to Section 9), unless cash funds of the Partnership are insufficient to pay the obligations and other liabilities of the Partnership;

(2)   dispose of the goodwill of the Partnership; or

(3)   do any other act which would make it impossible to carry on the ordinary business of the Partnership;

(b)   Bind or obligate the Partnership with respect to any matter outside the scope of the Partnership business;

(c)   Use the Partnership name, credit, or property for other than Partnership purposes;

(d)   Utilize Partnership funds to invest in the securities of another Person except in the following instances:

(1)   investments in Working Interests or undivided Lease interests made in the ordinary course of the Partnership’s business;

(2)   temporary investments made in compliance with Section 2.2(c);

(3)   investments which are a necessary and incidental part of a property acquisition transaction; and

(4)   investments in entities established solely to limit the Partnership’s liabilities associated with the ownership or operation of property or equipment; provided, however, that in such instances duplicative fees and expenses shall be prohibited.

(e)   Sell, transfer, or assign its interest (except for a collateral assignment which may be granted to a bank or other financial institution) in the Partnership, or any part thereof, or otherwise withdraw as Managing General Partner without written notice to the Partners.

6.4    Indemnification of Managing General Partner.  The Managing General Partner shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the Managing General Partner if the Managing General Partner, in good faith, determined that such course of conduct was in the best interest of the Partnership, that the Managing General Partner was acting on behalf of or performing services for the Partnership, and that such course of conduct did not constitute gross negligence or willful misconduct of the Managing General Partner.  The Managing General Partner shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by it in connection with the Partnership, provided that the Managing General Partner has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Partnership, that the Managing General Partner was acting on behalf of or performing services for the Partnership, and that the same were not the result of gross negligence or willful misconduct on the part of the Managing General Partner.  Indemnification of the Managing General Partner is recoverable only from the tangible net assets of the Partnership, including the insurance proceeds from the Partnership’s insurance policies and the insurance and indemnification of the Partnership’s subcontractors, and is not recoverable from the Partners.

6.5    Withdrawal.

(a)   Notwithstanding the limitations contained in Section 6.3(e), the Managing General Partner shall have the right, by giving written notice to the Partners, to substitute in its stead as Managing General Partner any successor entity or any entity controlled by the Managing General Partner, and the Partners, by execution of this Agreement, hereby expressly consent to such a transfer unless it would adversely affect the status of the Partnership as a partnership for Federal income tax purposes.

(b)   The Managing General Partner may voluntarily withdraw from the Partnership after written notice to the Partners.

(c)   In the event a Managing General Partner withdraws and the Partners elect to continue the Partnership, the withdrawing Managing General Partner’s interest in the assets of the Partnership shall be determined by independent appraisal by a qualified independent petroleum engineering consultant who shall be selected by mutual agreement of the Managing General Partner and the successor Managing General Partner.  Such appraisal will take into account an appropriate discount to reflect the risk of recovery of oil and gas reserves.  The withdrawn Managing General Partner shall be paid for its interest within ten days of the determination of the value of such interest.

6.6    Tax Matters Partner.  The Managing General Partner shall serve as the Tax Matters Partner for purposes of Code Sections 6221 through 6233.  The Partnership may engage its accountants and/or attorneys to assist the Tax Matters Partner in discharging its duties hereunder.

6.7    Organization and Offering Fee.  The Partnership shall pay the Managing General Partner an Organization Fee of up to $22,667.

7.   Partners.

7.1    Management.  No Partner shall take part in the control or management of the business or transact any business for the Partnership, and no Partner shall have the power to sign for or bind the Partnership, all of such authority having been given to the Managing General Partner in Section 6.  Any action or conduct of Partners on behalf of the Partnership is hereby expressly prohibited.  Any Partner who violates the provisions of this Section 7.1 shall be liable to the remaining Partners, the Managing General Partner, and the Partnership for any damages, costs, or expenses any of them may incur as a result of such violation.  Partners shall have the right to vote only with respect to those matters specifically provided for in these Sections.

7.2    Assignment of Units.

(a)   A Partner may transfer all or any portion of the Partner’s Units, subject to the following conditions:

(1)   No such assignment shall be made if, in the opinion of counsel to the Partnership, such assignment would cause the termination of the Partnership for federal income tax purposes under Section 708 of the Code or might result in a change in the status of the Partnership to a “publicly traded partnership” within the meaning of Section 7704 of the Code, or if in the opinion of counsel to the Partnership such assignment may not be effected without registration under the Securities Act of 1933, as amended, or would result in the violation of any applicable state securities laws;

(2)   Except in the case of a transfer of Units at death, as a result of adjudication of incompetency or insanity, or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such transfer;

(3)   The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the Units transferred;

(4)   The Partnership is reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such transfer; and

(5)   If the transferor is an Additional General Partner, the Managing General Partner has consented to the transfer, which shall be in the sole discretion of the Managing General Partner.

(b)   A Person who acquires one or more Units but who is not admitted as a Substitute Partner, shall only be entitled to allocations and distributions with respect to such Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of an Additional General Partner or a Limited Partner under the Act or this Agreement.

(c)   Subject to the other provisions of Section 7, a transferee of Units may be admitted to the Partnership as a Substitute Partner only upon satisfaction of the following conditions:

(1)   The Managing General Partner consents to such admission, which consent can be withheld in its absolute discretion;

(2)   The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(3)   The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the Managing General Partner may reasonably request as may be necessary or appropriate to confirm such transferee as a Partner of the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof; and

(4)   If the transferee is not an individual of legal majority, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement.

(d)   In any calendar quarter in which a transfer of a Unit occurs, the Partnership shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and required documentation.

(e)   Each Partner hereby covenants and agrees with the Partnership, for the benefit of the Partnership and all Partners, that (i) the Partner is not currently making a market in Units and (ii) the Partner will not transfer any Unit on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service that may be promulgated or published thereunder).  Each Partner further agrees that the Partner will not transfer any Unit to any Person unless such Person agrees to be bound by the provisions of this Section 7.2 and to transfer such Units only to Persons who agree to be similarly bound.

7.3    Prohibited Transfers.

(a)   Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no effect whatever.  If, however, the Partnership is required by a court of competent jurisdiction to recognize a transfer that is not a Permitted Transfer (or if the Managing General Partner, in its sole discretion, elects to recognize a transfer that is not a Permitted Transfer), the Partnership shall have the right (without limiting any other legal or equitable rights of the Partnership) to withhold distributions to which such transferee would otherwise be entitled and apply such distributions to satisfy the debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Partnership.

(b)   In the case of a transfer or attempted transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such transfer or attempted transfer and efforts to enforce the indemnity granted hereby.

7.4    Withdrawal by Partners.  A Partner may not withdraw from the Partnership, except as otherwise provided in this Agreement.

7.5    Calling of Meetings.  Partners owning 20% or more of the then outstanding Units entitled to vote shall have the right to request that the Managing General Partner call a meeting of the Partners.  The Managing General Partner shall call such a meeting and shall deposit in the United States mails within 15 days after receipt of such request written notice to all Partners of the meeting and the purpose of the meeting, which shall be held on a date not less than 30, nor more than 60, days after the date of the mailing of such notice, at a reasonable time and place.  Partners shall have the right to submit proposals to the Managing General Partner for inclusion in the voting materials for the next meeting of Partners for consideration and approval by the Partners.  Partners shall have the right to vote in person or by proxy.

7.6    Voting Rights.  Partners shall be entitled to all voting rights granted to them under this Agreement and as specified by the Act.  Each Unit is entitled to one vote on all matters; each fractional Unit is entitled to that fraction of one vote equal to the fractional interest in the Unit.  Except as otherwise provided herein, at any meeting of Partners, a vote of a majority of Units represented at such meeting, in person or by proxy, with respect to matters considered at the meeting at which a quorum is present shall be required for approval of any such matters.

7.7    Voting by Proxy.  The Partners may vote either in person or by proxy.

7.8    Conversion of Additional General Partner Units to Limited Partner Interests.

(a)   Automatic Conversion.  After the Partnership Well has been drilled and completed, the Managing General Partner shall file an amended certificate of limited partnership with the Secretary of State of the state of Kentucky for the purpose of converting the Additional General Partner Units to Limited Partners interests.

(b)   Additional General Partners Shall Have Contingent Liability.  Upon conversion the Additional General Partners shall be Limited Partners entitled to limited liability; however, they shall remain liable to the Partnership for any additional Capital Contribution required for their proportionate share of any Partnership obligation or liability arising before the conversion of their Units as provided in Section 3.05(b)(2).

(c)   Conversion Shall Not Affect Allocations.  The conversion shall not affect the allocation to any Participant of any item of Partnership income, gain, loss, deduction or credit or other item of special tax significance other than Partnership liabilities, if any.  Further, the conversion shall not affect any Participant’s interest in the Partnership’s oil and gas properties and unrealized receivables.

(d)   Right to Convert if Reduction of Insurance.  Notwithstanding the foregoing, the Managing General Partner shall notify all Participants at least 30 days before the effective date of any adverse material change in the Partnership’s insurance coverage.  If the insurance coverage is to be materially reduced, then the Additional General Partners shall have the right to convert their Units into Limited Partner interests before the reduction by giving written notice to the Managing General Partner.

7.9    Liability of Partners.  Except as otherwise provided in this Agreement or the Act, each Additional General Partner shall be jointly and severally liable for the debts and obligations of the Partnership. In addition, each Additional General Partner shall be jointly and severally liable for any wrongful acts or omissions of the Managing General Partner and/or the misapplication of money or property of a third party by the Managing General Partner acting within the scope of its apparent authority to the extent such acts or omissions are chargeable to the Partnership.

8.   Books and Records.

8.1    Books and Records.

(a)   For accounting and income tax purposes, the Partnership shall operate on a calendar year.

(b)   The Managing General Partner shall keep just and true records and books of account with respect to the operations of the Partnership and shall maintain and preserve during the term of the Partnership and for four years thereafter all such records, books of account, and other relevant Partnership documents.  The Managing General Partner shall maintain for at least six years all records necessary to substantiate the fact that Units were sold only to purchasers for whom such Units were suitable.  Such books shall be maintained at the principal place of business of the Partnership and shall be kept on the accrual method of accounting.

(c)   The Managing General Partner shall keep or cause to be kept complete and accurate books and records with respect to the Partnership’s business, which books and records shall at all times be kept at the principal office of the Partnership.  Any records maintained by the Partnership in the regular course of its business, including the names and addresses of Partners, books of account, and records of Partnership proceedings, may be kept on any electronic information storage device; provided, however, that the records so kept are convertible into clearly legible written form within a reasonable period of time.  The books and records of the Partnership shall be made available for review by any Partner or the Partner’s representative at any reasonable time.

(d)   The Participant List shall be maintained as a part of the books and records of the Partnership and shall be available for the inspection by any Partner or such Partner’s designated agent at the principal office of the Partnership upon the request of any Partner and shall be updated at least quarterly to reflect changes in the information contained therein.

8.2    Reports.  The Managing General Partner shall deliver to each Partner the following financial statements and reports at the times indicated below:

(a)   By March 15 of each year, a report containing such information as to enable each Partner to prepare and file such Partner’s Federal income tax return.

(b)   Such other reports and financial statements as the Managing General Partner shall determine from time to time.

8.3    Bank Accounts.  All funds of the Partnership shall be deposited in such separate bank account or accounts, short term obligations of the U.S. Government or its agencies, or other interest-bearing investments and money market or liquid asset mutual funds as shall be determined by the Managing General Partner.  All withdrawals therefrom shall be made upon checks signed by the Managing General Partner or any person authorized to do so by the Managing General Partner.

8.4    Federal Income Tax Elections.

(a)   Except as otherwise provided in this Section 8.4, all elections required or permitted to be made by the Partnership under the Code shall be made by the Managing General Partner in its sole discretion. Each Partner agrees to provide the Partnership with all information necessary to give effect to any election to be made by the Partnership.

(b)   The Partnership shall elect to currently deduct intangible drilling and development costs as an expense for income tax purposes and shall require any partnership, joint venture, or other arrangement in which it is a party to make such an election.

9.   Dissolution; Winding-Up.

9.1    Dissolution.

(a)   Except as otherwise provided herein, the retirement, withdrawal, removal, death, insanity, incapacity, dissolution, or bankruptcy of any Partner shall not dissolve the Partnership.  The successor to the rights of such Partner shall have all the rights of an Partner for the purpose of settling or administering the estate or affairs of such Partner; provided, however, that no successor shall become a Substitute Partner except in accordance with Section 7; and provided further that upon the occurrence of any of the events referred to in the first sentence of this Section 9.1(a) with respect to an Additional General Partner, the Partnership shall be dissolved and wound up unless at that time there is at least one other Additional General Partner, in which event the business of the Partnership shall continue to be carried on. Neither the expulsion of any Partner, nor the admission or substitution of an Partner, shall work a dissolution of the Partnership.  The estate of a deceased, insane, incompetent, or bankrupt Partner shall be liable for all his liabilities as a Partner.

(b)   Notwithstanding anything in the Act to the contrary, the Partnership shall be dissolved upon, but not before,  the earliest to occur of (i) the written consent of the Managing General Partner and Partners owning a majority of the then outstanding Units to dissolve and wind up the affairs of the Partnership; (ii) subject to the provisions of Section 9.1(c), the retirement, withdrawal, removal, death, adjudication of insanity or incapacity, or bankruptcy (or, in the case of a corporate Managing General Partner, the withdrawal, removal, filing of a certificate of dissolution, liquidation, or bankruptcy) of the Managing General Partner; (iii) the sale, forfeiture, or abandonment of all, or substantially all, of the Partnership’s property and the sale and/or collection of any evidences of indebtedness received in connection therewith; (iv) December 31, 2061 or (v) a dissolution event described in Section 9.1(a).

(c)   In the case of any event described in Section 9.1(b)(ii), if a successor Managing General Partner is selected by Partners owning a majority of the then outstanding Units within 90 days after such event, and if such Partners agree within such 90 day period to continue the business of the Partnership, then the Partnership shall not be dissolved.

(d)   If, notwithstanding the provisions of this Agreement, the retirement, withdrawal, removal, death, insanity, incapacity, dissolution, liquidation, or bankruptcy of any Partner, or the assignment of a Partner’s interest in the Partnership, or the substitution or admission of a new Partner, shall be deemed under the Act to cause a dissolution of the Partnership, then, except as provided in Section 9.1(c), the remaining Partners may, in accordance with the Act, continue the Partnership business as a new partnership and all such remaining Partners agree to be bound by the provisions of this Agreement.

9.2    Liquidation.  Upon a dissolution of the Partnership, the Managing General Partner, or in the event there is no Managing General Partner, any other Person selected by the Partners to act as the liquidator, shall cause the affairs of the Partnership to be wound up and shall take account of the Partnership’s assets (including Capital Contributions, if any, of the Managing General Partner pursuant to Section 3.1(e)) and, subject to the provisions of Section 9.3(b) shall be liquidated as promptly as is consistent with obtaining the fair market value thereof (which dissolution and liquidation may be accomplished over a period spanning one or more tax years in the sole discretion of the Managing General Partner or the liquidator), and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with Section 9.3.

9.3    Winding-Up.

(a)   Upon the dissolution of the Partnership and winding up of its affairs, the assets of the Partnership shall be distributed as follows:

(1)   all of the Partnership’s debts and liabilities to Persons other than to Partners shall be paid and discharged;

(2)   to the establishment of any cash reserves which the Managing General Partner or liquidator determines to create in their sole discretion for unmatured and/or contingent liabilities or obligations of the Partnership; and

(3)   to the Partners, in accordance with their respective Capital Accounts; provided, however, that if the Managing General Partner or liquidator establishes any reserves in accordance with the provisions of Section 9.3(a)(2), then the distributions pursuant to this Section 9.3(a)(3) (including distribution of any released reserves) shall be pro rata in accordance with the balances of the Partners’ Capital Accounts.

(b)   Distributions pursuant to Section 9.3 shall be made in cash or in kind to the Partners, at the election of the Managing General Partner.  Notwithstanding the provision of this Section 9.3(b), in no event shall the Partners reserve the right to take in kind and separately dispose of their share of production.

(c)   Any in kind property distributions to the Partners shall be made to a liquidating trust or similar entity for the benefit of the Partners, unless at the time of the distribution:

(1)   the Managing General Partner shall offer the individual Partners the election of receiving in kind property distributions and the Partners accept such offer after being advised of the risks associated with such direct ownership; or

(2)   there are alternative arrangements in place which assure the Partners that they will not, at any time, be responsible for the operation or disposition of Partnership properties.

10.   Power of Attorney.

10.1    Managing General Partner as Attorney-in-Fact.  Each Partner makes, constitutes, and appoints the Managing General Partner their true and lawful attorney-in-fact, with full power of substitution, in the name, place, and stead of the Partner, from time to time to make, execute, sign, acknowledge, and file:

(a)   Any notices or certificates as may be required under the Act and under the laws of any other state or jurisdiction in which the Partnership shall engage, or seek to engage, to do business and to do such other acts as are required to constitute the Partnership as a limited partnership under such laws.

(b)   Any amendment to the Agreement pursuant to and which complies with Section 11.9.

(c)   Such certificates, instruments, and documents as may be required by, or may be appropriate under the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business.

(d)   Such certificates, instruments, and documents as may be required by, or as may be appropriate for the Partner to comply with, the laws of any state or other jurisdiction to reflect a change of name or address of the Partner.

(e)   Such certificates, instruments, and documents as may be required to be filed with the Department of Interior (including any bureau, office or other unit thereof, whether in Washington, D.C. or in the field, or any officer or employee thereof), as well as with any other federal or state agencies, departments, bureaus, offices, or authorities and pertaining to (i) any and all offers to lease, Leases (including amendments, modifications, supplements, renewals, and exchanges thereof) of, or with respect to, any lands under the jurisdiction of the United States or any state including, without limitation, lands within the public domain, and acquired lands, and provides for the leasing thereof, (ii) all statements of interest and holdings on behalf of the Partnership or the Partner; (iii) any other statements, notices, or communications required or permitted to be filed or which may hereafter be required or permitted to be filed under any law, rule, or regulation of the United States, or any state relating to the leasing of lands for oil or gas exploration or development, (iv) any request for approval of assignments or transfers of oil and gas Leases, any unitization or pooling agreements and any other documents relating to lands under the jurisdiction of the United States or any state; and (v) any other documents or instruments which said attorney-in-fact, in its sole discretion, shall determine should be filed.

(f)   Any further document, including furnishing verified copies of this Agreement and/or excerpts therefrom, which said attorney-in-fact shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as the undersigned might and could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do to cause to be done by virtue hereof.

10.2  Nature as Special Power.  The foregoing grant of authority:

(a)   is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death or incompetency of the Partner granting it;

(b)   shall survive the delivery of any assignment by the Partner of the whole or any portion of the Partner’s Units; except that where the assignee thereof has been approved by the Managing General Partner for admission to the Partnership as a Substitute Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling said attorney-in-fact to execute, acknowledge, and file any instrument necessary to effect such substitution; and

(c)   may be exercised by said attorney-in-fact by a listing of all of the Partners executing any instrument with a single signature of said attorney-in-fact.

11.   Miscellaneous Provisions.

11.1    Liability of Parties.  By entering into this Agreement, no party shall become liable for any other party’s obligations relating to any activities beyond the scope of this Agreement, except as provided by the Act.  If any party suffers, or is held liable for, any loss or liability of the Partnership which is in excess of that agreed upon herein, such party shall be indemnified by the other parties, to the extent of their respective interests in the Partnership, as provided herein.

11.2    Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or sent by registered or certified mail, postage and charges prepaid, addressed as follows (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section):

(a)   If to the Managing General Partner, 632 Adams Street, Suite 710, Bowling Green, Kentucky  42101.

(b)   If to a Partner, at such Partner’s address for purposes of notice which is set forth on Exhibit A attached hereto.  Unless otherwise expressly set forth in this Agreement to the contrary, any such notice shall be deemed to be given on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

11.3    Paragraph Headings, Section References.  The headings in the Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.  All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

11.4    Severability.  Every portion of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.5    Sole Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by the Managing General Partner and such percentage of Partners as provided in Section 11.9.

11.6    Applicable Law.  This Agreement, shall be governed by, and construed in accordance with, the laws of the State of Kentucky without regard to its conflict of law rules.

11.7    Execution in Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

11.8    Waiver of Action for Partition.  Each Partner irrevocably waives, during the term of the Partnership, any right that such Partner may have to maintain any action for partition with respect to the Partnership and the property of the Partnership.

11.9    Amendments.

(a)   Unless otherwise specifically herein provided, this Agreement shall not be amended without the consent of Partners owning a majority of the then outstanding Units entitled to vote.

(b)   The Managing General Partner may, without notice to, or consent of, any Partner, amend any provisions of this Agreement, or consent to and execute any amendment to this Agreement, to reflect:

(1)   A change in the name or location of the principal place of business of the Partnership;

(2)   The admission of Substitute Partners or additional Partners in accordance with this Agreement;

(3)   A reduction in, return of, or withdrawal of, all or a portion of any Partner’s Capital Contribution;

(4)   A correction of any typographical error or omission;

(5)   A change which is necessary in order to qualify the Partnership as a limited partnership under the laws of any other state or which is necessary or advisable, in the opinion of the Managing General Partner, to ensure that the Partnership will be treated as a partnership and not as an association taxable as a corporation for Federal income tax purposes;

(6)   A change in the allocation provisions, in accordance with the provisions of Section 3.2(a), in a manner that, in the sole opinion of the Managing General Partner (which opinion shall be determinative), would result in the most favorable aggregate consequences to the Partners as nearly as possible consistent with the allocations contained herein, for such allocations to be recognized for Federal income tax purposes due to developments in the Federal income tax laws or otherwise; or

(7)   Any other amendment similar to the foregoing; provided however, that the Managing General Partner shall have no authority, right, or power under this Section 11.9(b) to amend the voting rights of the Partners.

11.10    Substitution of Signature Pages.  This Agreement has been executed in duplicate by the Partners and one executed copy of the signature page is attached to the Partner’s copy of this Agreement. It is agreed that the other executed copy of such signature page may be attached to an identical copy of this Agreement together with the signature pages from counterpart Agreements which may be executed by other Partners.

11.11    Incorporation by Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

2011 BAYOU CITY YEAR END DRILLING PROGRAM, L.P.
PARTNERSHIP AGREEMENT SIGNATURE PAGE

__________	Number of Units of Limited Partnership interest

__________	Number of Units of General Partnership interest

__________	Cash Payment - $102,000 per Unit to be paid as follows:

$90,000 payable upon subscription for the drilling and testing of the Partnership Well and for investment in the Opportunity Fund.  Payable to “AB & T, Escrow Agent for the 2011 Bayou City Year End Drilling Program, L.P.”)

$12,000 payable when the Managing General Partner decides to complete the Loma Blanca Prospect Well (Payable to “2011 Bayou City Year End Drilling Program, L.P.”)

REGISTRATION INFORMATION

Print Name		Print Name of Joint Owner
(if applicable)

Social Security Number or Tax ID Number		Social Security Number or Tax ID Number

Drivers License Number		Drivers License Number

X		X
Signature		Signature of Joint Owner

Mailing Address:
SELLING BROKER/DEALER’S ACCEPTANCE

Broker/Dealer:

Date:

Home Ph #:
DEALER MANAGER=S ACCEPTANCE

Work Ph #:		Source Capital Group, Inc., as Dealer Manager, herewith accepts the foregoing subscription.

Email:		Source Capital Group, Inc.

Check One:		Date:

____ Individual	____ IRA
____ J/T/W/R/O/S	____ Keogh	PARTNERSHIP’S ACCEPTANCE
____ Partnership	____ TIC
____ Trust Created on ________	____ Corporation	Bayou City Exploration, Inc., as Managing General Partner, herewith accepts
____ Limited Liability Company	____ Community Property	the foregoing subscription in the 2011 Bayou City Year End Drilling Program, L.P.

Stephen C. Larkin, Chief Financial Officer
Date:

EXHIBIT A
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
2011 BAYOU CITY YEAR END DRILLING PROGRAM, L.P.

Names and Addresses of Investors	Nature of Interest	Number of Units